Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

February 20, 2025

Upbound Group, Inc.,
     5501 Headquarters Drive,
           Plano, Texas 75024.

Ladies and Gentlemen:

We are acting as counsel to Upbound Group, Inc., a Delaware corporation (the “Company”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of 1,949,189 shares of common stock, par value $0.01 per share (the “Securities”), of the Company issued under the Agreement and Plan of Merger, dated December 12, 2024, by and among the Company, Fortuna Merger Sub, Inc., Bridge IT, Inc. (“Brigit”) and Shareholder Representative Services LLC, solely in its capacity as the representative, agent and attorney-in-fact of the Brigit stockholders. In connection with the filing of the registration statement relating to the Securities (the “Registration Statement”) we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that the Securities have been validly issued and are fully paid and nonassessable.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the heading “Validity of the Common Stock” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP